Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Commits $21.5 Million to Develop Specialty Hospital

MURFREESBORO, Tenn. – (October 3, 2011) National Health Investors, Inc. (NYSE:NHI) announced today it has entered into a development and lease transaction with affiliates of Polaris Hospital Company to develop a 60-bed general acute care hospital in Murfreesboro, Tennessee that will provide acute psychiatric and in-patient rehabilitation services. NHI’s total commitment to the project is $21.5 million.

Construction is expected to commence in October 2011, and the hospital is expected to open in the fourth quarter of 2012. During construction, the lease rate will be 10% on NHI’s cumulative invested amount. Once the facility is open, the lease rate of 10% will be calculated on NHI’s total invested amount with lease escalators beginning in the second year. The initial lease term is for 15 years.

Based in Brentwood, Tennessee, Polaris Hospital Company is backed by Hispania Private Equity II, L.P., a $112 million fund of HCP & Company, LLC a Chicago-based private equity firm. HCP & Company, LLC manages approximately $215 million on behalf of some of the country’s largest public pension funds and has been an active and successful investor in growth companies since its founding in 2002.

Justin Hutchens, NHI CEO and President, noted, “We believe NHI has the potential to play a role filling the gap for available financing for experienced developers and operators. This investment further diversifies our healthcare real estate portfolio. The market demand and the solid backing of HCP & Company fit our criteria for select investments that offer the best combination of asset quality, credit and yield.”

About National Health Investors

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute care hospital, an acute psychiatric hospital and a transitional rehabilitation center.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

About Polaris Hospital Company

Founded in 2008, Polaris Hospital Company acquires, develops and operates psychiatric hospitals and physical medicine/rehabilitation hospitals in cooperation with acute care hospitals. The Polaris team is focused on delivering high quality services while providing an attractive environment for its patients and staff. The company operates TrustPoint Hospital in Lubbock, Texas and has one other hospital in development.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com